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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAM RESEARCH CORPORATION CONTACT:
Kathleen Bela, Investor Relations, phone: 510/572-4566,
e-mail: kathleen.bela@lamrc.com

LAM RESEARCH CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER ENDED
DECEMBER 26, 2004

FREMONT, Calif., January 20, 2005 -- Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended December 26, 2004. Revenue for the period was $379.8 million, and net income was $83.6 million, or $0.59 per diluted share, compared to revenue of $419.5 million and net income of $89.8 million, or $0.64 per diluted share, for the September 2004 quarter.

Gross margin for the December 2004 quarter was 52.4 percent of revenue compared to 51.2 percent of revenue in the September 2004 quarter. The improvement in gross margin was primarily the result of lower material content as a percent of revenue. In the period, operating expenses decreased to $90.3 million, primarily due to continued expense control.

New orders recorded in backlog decreased 10 percent from the prior period to approximately $387 million. The geographic distribution of new orders as well as revenue during the December quarter is shown in the following table:

REGION                    NEW ORDERS         REVENUE
-------------             ----------         -------
North America             14%                14%
Europe                     9%                12%
Japan                     12%                17%
Korea                     40%                15%
Asia Pacific              25%                42%

Cash, short-term investments and restricted cash balances increased to $761.9 million at the end of December, and cash flows from operating activities were approximately $150 million during the quarter. Deferred revenue and profit balances were $123.0 million and $73.9 million, respectively, and unshipped orders in backlog were approximately $456 million at the end of the quarter. The value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue was approximately $53 million. These shipments are classified as inventory at cost until title transfers.

                                     ~MORE~



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LAM ANNOUNCES EARNINGS FOR THE DECEMBER 2004 QUARTER.................PAGE 2 OF 4

"We are pleased with the Company's financial results this quarter," stated James
W. Bagley, Lam's Chairman and Chief Executive Officer. "These solid results reflect the Company's ability to perform well during an uncertain business environment and underscore the success of the strategic initiatives we have implemented. We continue to grow our market share, increase our gross margins, and generate significant levels of cash. We believe we have the right business model and the right product set to support our customers' requirements effectively for next-generation device manufacturing and expect to continue to build upon these successes," Bagley concluded.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our performance during uncertain business conditions, the success of our strategic initiatives, our future ability to grow market share, increase gross margins and generate cash, and our ability to support our customers' future requirements. Business conditions in the semiconductor market may change in ways that we do not anticipate, and we might be challenged to react to those changes. Our competitors may develop new technologies that would impair our market share, margins and cash generation. Customer requirements might change in a manner in which we are not prepared to support in a timely fashion.

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 27, 2004, and Form 10-Q for the quarter ended September 26, 2004, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's common stock trades on the Nasdaq National Market under the symbol LRCX. The Company's World Wide Web address is http://www.lamrc.com.

                      Consolidated Financial Tables Follow

                                       ###


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LAM ANNOUNCES EARNINGS FOR THE DECEMBER 2004 QUARTER.................PAGE 3 OF 4

                            LAM RESEARCH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except per share data and percentages)
                                   (unaudited)

                                                               THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                    -----------------------------------------    ---------------------------
                                                    DECEMBER 26,   SEPTEMBER 26, DECEMBER 28,    DECEMBER 26,   DECEMBER 28,
                                                       2004           2004           2003            2004           2003
                                                    ------------   ------------- ------------    ------------   ------------
Total revenue                                        $ 379,800      $ 419,549      $ 191,508       $ 799,349      $ 375,246
  Cost of goods sold                                   180,898        204,788        105,372         385,686        210,842
  Cost of goods sold - restructuring recoveries           --             --           (1,079)           --           (1,329)
                                                     ---------      ---------      ---------       ---------      ---------
    Total cost of goods sold                           180,898        204,788        104,293         385,686        209,513
    Gross margin                                       198,902        214,761         87,215         413,663        165,733
    Gross margin as a percent of revenue                  52.4%          51.2%          45.5%           51.7%          44.2%
  Research and development                              47,057         50,358         39,078          97,415         77,604
  Selling, general and administrative                   43,275         43,127         34,141          86,402         68,134
  Restructuring charges, net                              --             --            5,948            --            7,010
                                                     ---------      ---------      ---------       ---------      ---------
    Total operating expenses                            90,332         93,485         79,167         183,817        152,748
    Operating income                                   108,570        121,276          8,048         229,846         12,985
   Other income, net                                     1,298              8            473           1,306          1,917
                                                     ---------      ---------      ---------       ---------      ---------
Income before income taxes                             109,868        121,284          8,521         231,152         14,902
Income tax expense                                      26,254         31,534          2,130          57,788          3,725
                                                     ---------      ---------      ---------       ---------      ---------
Net income                                           $  83,614      $  89,750      $   6,391       $ 173,364      $  11,177
                                                     =========      =========      =========       =========      =========
Net income per share:
    Basic                                            $    0.61      $    0.66      $    0.05       $    1.27      $    0.09
                                                     =========      =========      =========       =========      =========
    Diluted                                          $    0.59      $    0.64      $    0.05       $    1.23      $    0.08
                                                     =========      =========      =========       =========      =========
Number of shares used in per share calculations:
    Basic                                              137,255        135,478        131,020         136,366        129,688
                                                     =========      =========      =========       =========      =========
    Diluted                                            142,268        139,808        139,658         141,108        137,502
                                                     =========      =========      =========       =========      =========


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LAM ANNOUNCES EARNINGS FOR THE DECEMBER 2004 QUARTER.................PAGE 4 OF 4

                            LAM RESEARCH CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     DECEMBER 26,   SEPTEMBER 26,     JUNE 27,
                                                        2004            2004           2004
                                                     (UNAUDITED)     (UNAUDITED)        (1)
                                                     -----------     -----------    ----------
Assets:
Cash, cash equivalents and short-term investments     $  649,400     $  476,672     $  429,472
Accounts receivable, net                                 248,498        333,397        245,508
Inventories                                              129,302        112,784        108,249
Other current assets                                      70,025         60,751        113,159
                                                      ----------     ----------     ----------
    Total current assets                               1,097,225        983,604        896,388
Property and equipment, net                               45,154         41,950         42,444
Restricted cash                                          112,468        112,468        112,468
Other assets                                             139,154        172,777        147,326
                                                      ----------     ----------     ----------
    Total assets                                      $1,394,001     $1,310,799     $1,198,626
                                                      ==========     ==========     ==========

Liabilities and stockholders' equity:
Current liabilities                                   $  356,584     $  387,986     $  376,606
                                                      ----------     ----------     ----------
Long-term debt and other liabilities                  $    7,268     $    8,138     $    9,554
Stockholders' equity                                   1,030,149        914,675        812,466
                                                      ----------     ----------     ----------
    Total liabilities and stockholders' equity        $1,394,001     $1,310,799     $1,198,626
                                                      ==========     ==========     ==========

(1)  Derived from audited financial statements